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EXHIBIT  12

FERRO CORPORATION AND SUBSIDIARIES
RATIO  OF  EARNINGS  TO  FIXED  CHARGES

                                                MARCH            MARCH
           (DOLLARS IN THOUSANDS)                2000            1999
                                               -------         --------
Earnings:
   Pre-Tax Income                              $29,469         $27,365
   Add:  Fixed  Charges                          5,919           4,418
   Less:  Interest  Capitalization                (139)           (333)
                                                ------          ------
         Total  Earnings                       $35,249         $31,450
                                                ======          ======
Fixed  Charges:
   Interest  Expense                             5,626           3,918
   Interest  Capitalization                        139             333
   Interest  Portion  of Rental Expense            154             167
                                                ------          ------
       Total  Fixed  Charges                     5,919           4,418
                                                ======          ======
         Total  Earnings                       $35,249         $31,450

Divided  By:
       Total  Fixed  Charges                   $ 5,919         $ 4,418
                                                ------          ------
             Ratio                                5.95            7.12

Note: Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation.



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